Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock and Extends Authorization to Repurchase Shares of its Common Stock

NEW ORLEANS, May 14, 2010 — Tidewater Inc. (NYSE:TDW) announced today that its Board of Directors has declared a quarterly dividend of $0.25 per share on Tidewater’s approximately 51.9 million shares of common stock outstanding.

The dividend is payable June 15, 2010, to shareholders of record on June 4, 2010.

Tidewater also announced today that its Board of Directors has extended the program for the Company to spend up to $200 million to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company would use its available cash and, when considered advantageous, borrowings under its revolving credit facility or other borrowings, to fund any share repurchases. The repurchase program was scheduled to expire on June 30, 2010, but has now been extended to expire on the earlier of the date that all authorized funds have been expended or June 30, 2011, unless extended by the Board of Directors.

While no shares were repurchased under the Company’s two most recent share repurchase authorizations which are scheduled to expire on June 30, 2010, the Company’s previous four repurchase programs beginning in August 2005 and ending on June 30, 2009, have cumulatively resulted in the repurchase of a total of 9,458,700 common shares at a total cost of $516.2 million. The Company will continue to evaluate share repurchase opportunities relative to other investment opportunities and in the context of current conditions in the credit and capital markets.

Tidewater Inc. owns 394 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.